Exhibit 99.1

For release:	April 28, 2011

GLOBAL INDEMNITY PLC ANNOUNCES PRELIMINARY
EVALUATION OF STRATEGIC ALTERNATIVES

DUBLIN, Ireland, April 28, 2011 – Global Indemnity plc (Nasdaq: GBLI) ("Global Indemnity") announced today that it is evaluating potential strategic alternatives, which will include discussions with potential acquirors, and has retained Morgan Stanley & Co. Incorporated to assist with its evaluation.  Global Indemnity has not set a definitive timetable for completion of its evaluation and there can be no assurance that this process will lead to a transaction.  Except as may be required by its disclosure obligations, Global Indemnity does not intend to disclose developments regarding this process unless and until its Board of Directors approves a specific transaction or otherwise concludes the review.

Enquiries:
Morgan Stanley (Financial Advisor to Global Indemnity)
Colm Donlon:  +44 20 7425 5000
Meir Lewis:  +1 212 761 4000

About Global Indemnity plc and its subsidiaries
Global Indemnity plc (Nasdaq: GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and nonadmitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world.

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

The directors of Global Indemnity accept responsibility for the information contained in this announcement.  To the best of the knowledge and belief of the directors of Global Indemnity (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Any person with an interest in 1% or more of any class of relevant securities in Global Indemnity may from the date of this announcement have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2007 (as amended).

Morgan Stanley & Co. Incorporated and certain of its associated entities (“Morgan Stanley”) are acting as financial advisers to Global Indemnity and no one else in connection with the matters set out in this announcement and will not be responsible to anyone other than Global Indemnity for providing the protections afforded to the clients of Morgan Stanley, nor for providing advice in relation to the contents of this announcement or any other matter referred to herein.